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                                                             Exhibit 99(a)(1)(F)

               NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT


     If you previously elected to reject Chordiant Software, Inc.'s Offer to Exchange (the "Offer"), and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources of Chordiant Software, Inc. (the "Company"), before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless the Offer is extended. This Notice of Change in Election may be sent via mail or facsimile. Mr. Boccanfuso's direct facsimile number is
(408) 517-4978, and he is located at the Company's corporate offices in Cupertino, California. Notices returned via e-mail and e-mail notices will also be accepted. Please e-mail your Notice to tony.boccanfuso@chordiant.com. If you send your Notice of Change in Election form via facsimile or via electronic mail, please send your original, signed Notice of Change in Election form via mail to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources, at Chordiant Software, Inc. 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014 as soon as possible. If you have questions regarding the process for returning this form, or questions regarding the Offer, please contact Tony Boccanfuso at (408) 517-6149 or at tony.boccanfuso @chordiant.com.

To Chordiant Software, Inc.:

     I previously received a copy of the Offer, the cover letter and Summary of Terms (each of which was dated May 4, 2001), and an Election Form. I signed and returned the Election Form, in which I elected to reject the Company's Offer. I now wish to change that election and accept the Offer. I understand that by signing this Notice and a new Election Form and delivering both to Tony Boccanfuso, I will be able to withdraw my rejection of the Offer and accept the Offer instead. I have read and understand all of the terms and conditions of the Offer.

     I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Tony Boccanfuso before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, or if the Company extends the deadline to exchange options, before the extended expiration of the Offer.

     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, the undersigned hereby binds his or her successors, assigns and legal representatives.

I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

________________________________        Date:_________________________________
     Optionee Signature

Name:___________________________
         (Please print)

Identification Number:____________________


Chordiant Software, Inc. hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on the Company's successors, assigns and legal representatives:

Chordiant Software, Inc.

_________________________________       Date:_________________________________
Steve G. Vogel
Senior Vice President of Finance, Chief
Financial Officer and Chief Accounting Officer